Exhibit 11

                             RANGER INDUSTRIES, INC.
                       (formerly Coleco Industries, Inc.)

                        COMPUTATION OF EARNINGS PER SHARE

                (Unaudited - See Accountants' Compilation Report)

                 for the quarters ended March 31, 1996 and 1995

                                     -------


                                                      1996             1995
                                                   -----------      -----------
Primary:

   Net loss                                        $   (35,628)     $   (34,753)

   Average common shares outstanding                 4,000,000        4,000,000

   Primary loss per share                          $      (.01)     $      (.01)


Fully diluted:

   Net loss                                        $   (35,628)     $   (34,753)

   Average common shares outstanding                 4,000,000        4,000,000

   Fully-diluted loss per share                    $      (.01)     $      (.01)